Exhibit (a)(12)

SMITH BARNEY FUNDS, INC.

ARTICLES OF AMENDMENT

Smith Barney Funds, Inc., a Maryland corporation, having sits principal office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation, as amended, are hereby further amended by deleting Article SECOND and inserting in lieu thereof the following:

SECOND: The name of the corporation (hereinafter called the “Corporation”) is Legg Mason Partners Funds, Inc.

SECOND: The Charter of the Corporation is hereby amended as follows:

(a) The name and designation of the “Large Cap Value Fund” series of capital stock of the Corporation is hereby changed to the Legg Mason Partners Large Cap Value Fund” series of capital stock of the Corporation.

(b) The name and designation of the “Short-Term Investment Grade Bond Fund” series of capital stock of the Corporation is hereby changed to the “Legg Mason Partners Short-Term Investment Grade Bond Fund” series of capital stock of the Corporation.

(c) The name and designation of the “U.S. Government Securities Fund” series of capital stock of the Corporation is hereby changed to the “Legg Mason Partners U.S. Government Securities Fund” series of capital stock of the Corporation.

THIRD: The foregoing amendments to the Charter of the Corporation have been approved by a majority of the entire Board of Directors and are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation law to be made without action by the stockholders.

FOURTH: These Articles of Amendment to the Charter of the Corporation shall become effective at 9:00 a.m. on April 7, 2006.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf of its Chairman, President and Chief Executive Officer and witnessed by its Assistant Secretary on the 31st day of March, 2006.

WITNESS:		SMITH BARNEY FUNDS, INC.

By:	/s/ Thomas C. Mandia	By:	/s/ R. Jay Gerken
	Thomas C. Mandia		R. Jay Gerken
	Assistant Secretary		Chairman, President and Chief Executive Officer

The undersigned, Chairman, President and Chief Executive Officer of Smith Barney Funds, Inc., who executed on behalf of the Corporation the Articles of Amendment of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies to the best of his knowledge, information and belief, that the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties for perjury.

/s/ R. Jay Gerken
R. Jay Gerken
Chairman, President and Chief Executive Officer